EXHIBIT 5

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 5/9/25 to 5/15/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
5/8/2025	Buy	10,015	5.22
5/9/2025	Buy	30,122	5.29
5/12/2025	Buy	29,956	5.40
5/13/2025	Buy	21,053	5.43
5/14/2025	Buy	41,875	5.50
5/15/2025	Buy	126,273	5.51